DATED: October 1, 2020

SECOND AMENDED SCHEDULE A

TO THE AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

BETWEEN ADVISERS INVESTMENT TRUST

AND

INDEPENDENT FRANCHISE PARTNERS, LLP

Name of Fund	Compensation

Independent Franchise Partners US Equity Fund	Annual rate, based on the average daily net asset value of the Fund, as described below in the section titled “Management Fees”.

Management Fees

In consideration of its investment management services, the Investment Adviser will be paid a monthly fee which will be calculated as set out below (the “Management Fee”).

1.

The Management Fee will be calculated and paid by the financial administrator after each month-end period. The Management Fee will be based on the average daily net assets of the Fund, as determined by the Fund Accountant during the month. The Fee shall be pro-rated on a daily basis when the Fund is under the management of the Investment Adviser for a portion of any month.

2.

Effective October 1, 2020 the Management Fee will be calculated at a rate of 84bps per annum with a discount applied by the Investment Adviser as determined by the total value of the assets under management of the Investment Adviser and any associate as calculated at the beginning of each calendar quarter by the administrator of the Investment Adviser (“AUM”) and at the rates set out below. The scale discount applies to combined total assets above US$1 billion and will steadily reduce the effective overall annual fee from 84bps to 64bps when combined total assets reach US$5 billion for period October 1, 2020 through September 30, 2021.

Effective October 1, 2020 the operation of the discount on the standard 84bps fee is illustrated in the table below.

Combined Global/ US Franchise Asset Ranges	Scale Discount for Assets in each Range	Net Fee for Assets in each Range after Discount	Effective Overall Annual Fee*
First US$1 billion	—	84bps	84bps
US$1 – 2 billion	10bps	74bps	at US$2bn - 79bps
US$2 – 3 billion	20bps	64bps	at US$3bn - 74bps
US$3 – 4 billion	30bps	54bps	at US$4bn - 69bps
US$4 – 5 billion	40bps	44bps	at US$5bn - 64bps
Above US$5 billion	—	—	64bps

(*)	For purposes of calculating the discount, total assets and the corresponding effective annual fee to be applied throughout each quarter are calculated at the start of the quarter

3.

Effective October 1, 2021 the Management Fee will be calculated at a rate of 80bps per annum with a discount applied by the Investment Adviser as determined by the total value of the assets under management of the Investment Adviser and any associate as calculated at the beginning of each calendar quarter by the administrator of the Investment Adviser (“AUM”) and at the rates set out below. The scale discount applies to combined total assets above US$1 billion and will steadily reduce the effective overall annual fee from 80bps to 60bps when combined total assets reach US$5 billion.

Effective October 1, 2021 the operation of the discount on the standard 80bps fee is illustrated in the table below.

Combined Global/ US Franchise Asset Ranges	Scale Discount for Assets in each Range	Net Fee for Assets in each Range after Discount	Effective Overall Annual Fee*
First US$1 billion	—	80bps	80bps
US$1 – 2 billion	10bps	70bps	at US$2bn - 75bps
US$2 – 3 billion	20bps	60bps	at US$3bn - 70bps
US$3 – 4 billion	30bps	50bps	at US$4bn - 65bps
US$4 – 5 billion	40bps	40bps	at US$5bn - 60bps
Above US$5 billion	—	—	60bps

*	For purposes of calculating the discount, total assets and the corresponding effective annual fee to be applied throughout each quarter are calculated at the start of the quarter

Advisers Investment Trust

By:	/s/ Barbara J. Nelligan
Name:	Barbara J. Nelligan
Title:	President

Independent Franchise Partners, LLP

By:	/s/ Sandeep Ghela
Name:	Sandeep Ghela
Title:	COO

2nd Signatory
Independent Franchise Partners, LLP

By:	/s/ Richard Crosthwaite
Name:	Richard Crosthwaite
Title:	Partner